Sara Lee Corporation		Exhibit 99
3500 Lacey Road Downers Grove, IL 60515
FOR IMMEDIATE RELEASE
Contact:	Mike Cummins, +1.630.598.8412 Aaron Hoffman, +1.630.598.8739

SARA LEE CORPORATION ANNOUNCES DIRECTOR RESIGNATION

CHICAGO (July 2, 2007) – Sara Lee Corporation (NYSE: SLE) today announced that Cynthia B. Carroll, 50, resigned from the corporation’s board of directors, effective June 29, 2007. She is leaving the board to focus on her role as chief executive officer of Anglo American, plc, a position she has held since March 1, 2007. She has served on Anglo American’s board since January 2007. Effective with Ms. Carroll’s resignation, the size of Sara Lee’s board of directors was reduced from 11 directors to 10 directors.

“We thank Cynthia for her contributions to the board of directors,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation. “We greatly appreciate her global perspective and leadership skills.”

The board also announced that Wayne R. Szypulski retired from his position as senior vice president and chief accounting officer on June 30, 2007. Since joining Sara Lee in 1983, Mr. Szypulski has held various financial accounting positions, including vice president and controller, assistant corporate controller, director of accounting projects and manager of accounting. Richard A. Hoker, senior vice president and controller of Sara Lee, has been appointed as Sara Lee’s new principal accounting officer. Mr. Hoker joined Sara Lee in 1996 and assumed his current position in January 2007.

Company Profile
Sara Lee Corporation (www.saralee.com) is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world.  In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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